EXPENSE LIMITATION AGREEMENT

COLUMBIA ETF TRUST

225 Franklin Street

Boston, MA 02110

February 27, 2015

Columbia Management Investment Advisers, LLC

225 Franklin Street

Boston, MA 02110

Dear Ladies and Gentlemen:

All the funds listed in Schedule A (the “Funds”) are each a series of Columbia ETF Trust, a Delaware statutory trust (“Trust”).

You hereby agree, as of the effective set forth on Schedule A (the “Effective Date”) and until the end of the limitation period noted on Schedule A (“Limitation Period”), to forgo current payment of fees and/or reimburse annual operating expenses of the Funds (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses of the Fund) (“Operating Expenses”), so that the Operating Expenses of each Fund are limited to the rate per annum, as noted on Schedule A, of that Fund’s average daily net assets (“Expense Limitation”). You hereby agree, upon the Effective Date, that any reimbursements necessary to maintain an Expense Limitation shall be made, in immediately payable funds, to the relevant Fund within 10 days after the end of each month.

You understand that you shall look only to the assets attributable to the respective Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

COLUMBIA ETF TRUST, on behalf of the Funds listed in Schedule A

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

The foregoing Agreement is hereby accepted as of February 27, 2015

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Managing Director and Chief Operating Officer

SCHEDULE A

Fund	Effective Date	Limitation Period	Expense Limitation
Columbia Core Bond ETF	3/1/2015	2/29/2016	0.48%

Columbia Intermediate Municipal Bond ETF	3/1/2015	2/29/2016	0.42%

Columbia Large Cap Growth ETF	3/1/2015	2/29/2016	0.83%

Columbia Select Large Cap Growth ETF	3/1/2015	2/29/2016	0.83%

Columbia Select Large Cap Value ETF	3/1/2015	2/29/2016	0.78%